EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and

Stockholders of Terra Tech Corp.:

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3, of our report dated March 16, 2018, except as to the 11th paragraph on Note 23 as to which the date is June 7, 2018, with respect to the audit of Terra Tech Corp.’s Consolidated Statements of Operations, Stockholders’ Equity, and Cash Flows for the fiscal year ended December 31, 2015, as appearing in Amendment No. 1 on Form 10-K/A.

We also consent to the reference to us under the caption “Experts” in the Supplemental Prospectus.

/s/ Benjamin & Young, LLP

Benjamin & Young, LLP

Irvine, California

September 6, 2018